AIP ALTERNATIVE STRATEGIES FUNDS
AMENDMENT TO THE
TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDMENT dated as of the 28th day of April, 2006, to the Transfer Agent Servicing Agreement, dated as of September 6, 2002 (the "Agreement"), is entered by and among Alternative Investment Partners, LLC, a Delaware limited liability company (the “Adviser”), AIP Alternative Strategies Funds, a Delaware business trust (the "Trust") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into a Transfer Agent Servicing Agreement; and

WHEREAS, the Adviser, the Trust and USBFS desire to amend said Agreement; and

WHEREAS, Section 6 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A and Exhibit B of the Agreement are hereby superseded and replaced with Exhibit A and B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ALTERNATIVE INVESTMENT PARTNERS, LLC	U.S. BANCORP FUND SERVICES, LLC

By: /s/Lee Schultheis	By: ________________________________

Name: Lee Schultheis	Name: ______________________________

Title: Chief Executive Officer	Title:______________________________

AIP ALTERNATIVE STRATEGIES FUNDS

By: /s/Lee Schultheis

Name:__Lee Schultheis________________

Title:___President_____________________

Exhibit A
to the AIP Alternative Strategies Funds
Transfer Agent Servicing Agreement

Fund Names

Name of Series	Date Added
Alpha Hedged Strategies Fund	4/10/2002
Beta Hedged Strategies Fund	on or about May 1, 2006